                                                                      Exhibit 11

                           J. C. PENNEY COMPANY, INC.
                         and Consolidated Subsidiaries

                   COMPUTATION OF NET INCOME PER COMMON SHARE
               (Amounts in millions except per common share data)



                                         52 Weeks Ended             52 Weeks Ended            53 Weeks Ended
                                        January 29, 2000           January 30, 1999          January 31, 1998
                                   -------------------------    ----------------------    ----------------------
                                   Shares            Income     Shares          Income    Shares          Income
                                   -------           -------    -------         ------    ------          ------
Basic
-----

Net income                                             $336                      $594                      $566

Dividend on Series B ESOP
   convertible preferred stock
   (after-tax)                                          (36)                      (38)                      (40)
                                                       ----                      ----                      ----
Adjusted net income                                     300                       556                       526

Weighted average number of
   shares outstanding               259.4                        252.8                     247.4
                                    -----              ----      -----           ----      -----           ----
                                    259.4              $300      252.8           $556      247.4           $526
                                    =====              ====      =====           ====      =====           ====

Net income per common share                  $1.16                       $2.20                     $2.13
                                             =====                       =====                     ====


Diluted
-------

Net income                                             $336                      $594                      $566
Tax benefit differential on ESOP
   dividend assuming stock is
   fully converted                                                                                           (1)
                                                          -                         -
Assumed additional contribution
   to ESOP if preferred stock is
   fully converted                                        -                        (1)                       (3)
                                                       ----                      ----                      ----
Adjusted net income                                     336                       593                       562

Weighted average number of
   shares outstanding (basic)       259.4                        252.8                     247.4
Stock options and other               0.4                          1.8                       2.5
Convertible preferred stock          15.3                         16.6                      18.2
                                   ------              ----      -----           ----      -----           ----
                                    275.1              $336      271.2           $593      268.1           $562
                                   ======              ====      =====           ====      =====           ====

Net income per common share                  $1.16(1)                    $2.19                     $2.10
                                             =====                       =====                     =====

(1) Calculation excludes the effects of the potential conversion of outstanding preferred shares into common shares, and the related dividends, because their inclusion would have an anti-dilutive effect on EPS.